UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

Owens & Minor, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4800 Cox Road, Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 747-9794

(former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 1, 2006, the Registrant issued a press release regarding its financial results for the fourth quarter and year ended December 31, 2005. The Registrant is furnishing the press release attached hereto as Exhibit 99.1 pursuant to Item 2.02 of Form 8-K.

Item 2.06. Material Impairments.

In connection with its evaluation of current technology modernization alternatives, the Company determined on January 30, 2006 that it would take an approximate $3.5 million pre-tax software impairment charge in the fourth quarter of 2005 for software asset costs associated with its prior plan to modernize its existing mainframe technology systems.

In 2003, the Company began planning to modernize its core operating systems by replacing its legacy mainframe platform software. The software and conversion would have resulted in a replacement of substantially all major operating systems. This modernization project was later suspended in order to more clearly define the business benefits of this approach. Subsequent to suspending this project, the Company began looking at newly emerging technology that would make it possible to modernize the Company’s technology systems by migrating them to a new web-based platform. The Company undertook a comprehensive cost-benefit analysis during the second half of 2005 to determine which approach was the most effective for meeting the Company’s business needs. As a result of this evaluation, the Company has determined to modernize its technology through migration from a mainframe environment to what it believes will be a less costly and more flexible platform that will better meet its business needs and serve its customers. The Company does not anticipate any future cash expenditures resulting from the impairment charge.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release by Registrant on February 1, 2006 (furnished pursuant to Item 2.02).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: February 1, 2006	By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release by Registrant on February 1, 2006 (furnished pursuant to Item 2.02).